Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
SOLITRON DEVICES, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Solitron Devices, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as heretofore amended, the Board of Directors of the Company (the “Board”), by resolution duly adopted, authorized the issuance of a series of 500,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Junior Participating Preferred Stock”), and established the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, and, on August 9, 1991, filed a Certificate of Designation of the Series A Junior Participating Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.           That no shares of Series A Junior Participating Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3.           That the Board of Directors of the Company has duly adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on August 9, 1991, the Company authorized the issuance of a series of 500,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Junior Participating Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Series A Junior Participating Preferred Stock are outstanding and no shares of such Series A Junior Participating Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

4.           That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 12th day of May, 2017.

SOLITRON DEVICES, INC.

By:	/s/ Tim Eriksen
Name:	Tim Eriksen
Office:	Chief Executive Officer

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